UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	March 14, 2012

AMBASSADORS INTERNATIONAL, INC.
______________________________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction	(Commission	(IRS Employer ID
of incorporation)	File Number)	Number)

In care of Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(212) 806-5400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03  BANKRUPTCY OR RECEIVERSHIP

Effective March 14, 2012, pursuant to an order of the United States Bankruptcy Court for the District of Delaware (the “Conversion Order”), the Chapter 11 bankruptcy proceedings of Ambassadors International, Inc. (the “Company”) and its United States subsidiaries were converted from cases under Chapter 11 to cases under Chapter 7 of the United States Bankruptcy Code, as requested by the United States Trustee.  Pursuant to the Conversion Order, the Company is required to turn over to the designated Chapter 7 Trustee all records and property of the estate under the Company’s custody and control, in accordance with the Federal Rules of Bankruptcy Procedure.  Prior to the effective date of the conversion, the Debtors were authorized and directed to make payment of fees and expenses owed to certain of the estates’ professionals, to the extent such payments were previously approved by order of the Bankruptcy Court.  As of the effective date of the conversion, the Debtors’ only remaining assets consisted of cash of approximately $100,000, which is to be transferred to the Chapter 7 trustee, to be used to provide for the wind-down and liquidation of the Company’s estate.  It is not expected that there will be any funds available for distribution to the Company’s stockholders or holders of the Company’s convertible notes or other pre-petition creditors.  The Company has been advised that Charles A. Stanziale, Jr. has been appointed Chapter 7 Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 20, 2012

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Eugene I. Davis
Name: Eugene I. Davis
Title: President